Exhibit 10 .1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN EXCLUDED FROM THIS EXHIBIT CONSISTENT WITH REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS CONFIDENTIAL.

SPONSORSHIP AND SUPPORT AGREEMENT

(as amended August 14, 2023)

This Sponsorship and Support Agreement (the “Agreement”) is made by and between Laird Superfood, Inc. (“LSF”), and KP River Birch LLC (“Company”) f/s/o [*****] an individual p/k/a Shawn Ryan (hereinafter “Ryan”) and host of the audio/video program entitled The Shawn Ryan Show (“TSRS”), effective as of August 14, 2023 (the “Effective Date”).

WHEREAS, LSF wishes to engage Company, and Company wishes to be retained, to cause Ryan and TSRS to perform the services detailed in this Agreement and the attachments hereto, to promote LSF and its products.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Services. Company agrees to cause Ryan and TSRS to perform the services specified in Exhibit A (collectively, the “Services”). The Services include Ryan’s and/or TSRS’s blogging and/or posting of posts, tweets, text, photographs, videos, music, audio/sound recordings, artwork and/or other material or information (collectively, the “Content”) to certain websites, forums, webpages, social media pages and/or other word-of-mouth channels or media as set forth in Exhibit A (collectively, the “Channels”).

2.    Compensation. In full consideration of Ryan and TSRS’s performance of the Services and the rights granted herein, Company shall receive the cash and equity compensation specified in Exhibit B. Company shall cause Ryan and TSRS to perform the Services at its own expense and using its own resources and equipment, unless otherwise specified herein. Company acknowledges that the compensation set forth in Exhibit B represents Company’s entire compensation with respect to this Agreement and LSF shall have no other obligation for any other compensation to or expenses or costs incurred by Company, Ryan, or TSRS in connection with the performance of the obligations under this Agreement.

3.    Intellectual Property Rights.

(a)    Grant of Rights. Company agrees to cause Ryan and/or TSRS to post the Content in accordance with the dates and times set forth in Exhibit A, and hereby grants LSF a worldwide, irrevocable, fully paid-up, and royalty-free right and license to use, reproduce, repost, adapt, publish, translate, distribute, transmit, share or display the Content, including Ryan’s name, nickname, blog name, user handle, photo, image and/or other likeness in connection with such Content (collectively, “Ryan’s Likeness”), during the Term and for a period of 180 days thereafter, on LSF’s owned and operated websites, e-mail newsletters, press materials and social media channels and platforms, including, but not limited to, Facebook, Instagram, Twitter, Snapchat, Tumblr, YouTube, Pinterest, and TikTok. Company further agrees that LSF shall have the right, during the Term, to “whitelist” and/or boost the Content on its social media platforms and to amplify and promote the Content via paid media, including via sponsored/promoted/paid posts, and Company hereby agrees to provide LSF with any applicable permissions that it needs to do so in accordance with this section 3(a).

(b)    No Obligation To Takedown. Company understands and agrees that (i) LSF is under no obligation to remove any Content or links that appear in their original form, including from LSF’s social media channels or platforms, after the Term; and (ii) in addition to subsection (i), LSF shall retain the right to display and use such Content (and Ryan’s Likeness included therein) after the Term, solely for internal and archival purposes.

(c)    Reporting. Company shall cause Ryan and/or TSRS to provide social media analytics for all Content to confirm follower details, impressions, reach, and engagement no later than one week after Content is posted or when readily accessible based on commercially-reasonable availability of said analytics.

(d)    Fake Followers. Company agrees that Ryan and/or TSRS will not willfully and directly (i) use any script, programmed, mechanical, click fraud, botnets, impression ladder-ups, robotic, macro, automatic, programmed or other automated means to increase Post/Content or Ryan and/or TSRS engagement, likes, views, impressions, followers, or other performance metrics (“Engagement Metrics”), (ii)pay or otherwise engage a third party to affect Engagement Metrics, or (iii) collaborate with other individuals or groups to affect Engagement Metrics, utilizing paid media amplification without LSF’s prior written consent.

(e)    LSF’s IP. LSF shall own and retain all right, title and interest in and to any characters/personas created by LSF, as well as any trademarks, trade names, service marks, logos, artwork, designs, copy or other intellectual property owned by LSF (collectively, “LSF IP”). In connection with creation of the Content, LSF may provide Company, Ryan, and TSRS with a limited license to use LSF IP solely in connection with the performance of Company’s Services herein. Company, Ryan, or TSRS shall have no interest in or right to the use any LSF IP except for any limited right of usage in connection with the Program solely in accordance with this Agreement. Without limiting the foregoing, Company, Ryan, or TSRS shall not claim any right in or attempt to challenge the validity of any of the LSF IP.

4.    Content Guidelines/Code. Company agrees that by participating in the Program, Ryan and/or TSRS will not submit or post any Content to any Channels that are not compliant with the following Content Guidelines/Code:

●	Violates or infringes any rights of any other party, including but not limited to copyright, trademark or any other intellectual property rights.

●	Contains material that is inappropriate, indecent, obscene hateful, tortious, defamatory, slanderous or libelous.

●	Contains material that is unlawful, in violation of or contrary to the laws or regulations of the United States or of any jurisdiction where Content is created.

●	Contains information known by Company, Ryan or TSRS to be false, inaccurate or misleading.

●

Contains content that is, or may reasonably be considered to be, hate speech, or promotes bigotry, racism, hatred or harm against any group or individual or promotes discrimination based on race, gender, religion, nationality, disability, sexual orientation or age.

●	Disparages LSF; and/or

●	Contains material not consistent with the image and values of LSF.

5.    Representations and Warranties.

(a)    Company represents and warrants to LSF that: (i) Company has the full right, power and authority to enter into this Agreement, grant the rights granted herein, and fully perform, or cause to be performed, the obligations hereunder without violating the rights of any third party; (ii) the Content is wholly original, and that the use, performance, distribution, editing or copying of the Content in accordance with this Agreement will not infringe any patents, copyrights, trademarks, trade secrets or other intellectual property rights or violate the right of privacy, publicity or other rights of any third party, nor has any claim of such infringement or violation been threatened or asserted against Company, Ryan or TSRS and none of Company, Ryan or TSRS have previously granted any rights, assigned, or pledged the Content to any third party and will not do any of the foregoing with respect to such Content; (iii) the Content, and Company, Ryan, and TSRS’s performance of the Services and all of its other obligations under this Agreement, will comply with LSF’s Influencer Policy, a copy of which is attached hereto as Exhibit C, and all other terms and conditions of this Agreement; (iv) Company will cause Ryan and/or TSRS to comply with any Internet platforms’ terms of use and policies when posting Content on such third party Internet platforms; (v) Company, Ryan and TSRS will not commit and have not committed any act which brings LSF into public disrepute, contempt, scandal, or ridicule, or which insults or offends the general community to which LSF’s advertising and publicity materials are directed, or which might tend to injure the success of LSF or any of LSF’s products or services or reduce the commercial value of LSF’s association with Company, Ryan or TSRS, including, without limitation, disparaging LSF, its products or services, or its competitors; (vi) Company, Ryan and TSRS will not violate any applicable federal, state and local laws and regulations in providing the Services hereunder, including, without limitation, any applicable, sweepstakes, contest or promotion laws, the FTC’s Endorsements Guides, the FTC Native Advertising Guidelines (as defined below), or the laws, rules and regulations of the Securities and Exchange Commission related to LSF stock; (vii) Company, Ryan and TSRS will perform the Services in a professional manner consistent with industry standards; (viii) Company, Ryan and TSRS have no agreements or other commitments which would interfere with their obligations hereunder, and (ix) Ryan is a U.S. citizen or is authorized to work in the U.S. In no event will LSF’s approval of any Content or activities relieve Company, Ryan or TSRS of their responsibilities under this section.

(b)    LSF represents and warrants to Company that: (i) LSF has the full right, power and authority to enter into this Agreement, grant the rights granted herein, and fully perform, or cause to be performed, the obligations hereunder without violating the rights of any third party; (ii) LSF’s IP provided to Company, Ryan, or TSRS is wholly original, and that the use, performance, distribution, editing or copying of LSF’s IP in accordance with this Agreement will not infringe any patents, copyrights, trademarks, trade secrets or other intellectual property rights or violate the right of privacy, publicity or other rights of any third party, nor has any claim of such infringement or violation been threatened or asserted against LSF; (iii) LSF will not commit and has not committed any act which brings Company, Ryan, or TSRS into public disrepute, contempt, scandal, or ridicule, or which insults or offends the general community to which Company, Ryan, or TSRS’s advertising and publicity materials are directed, or which might tend to injure the success of Company, Ryan, or TSRS or any of Company, Ryan, or TSRS’s advertisers or reduce the commercial value of Company, Ryan, or TSRS’s association with LSF, including, without limitation, disparaging Company, Ryan, or TSRS; (iv) LSF will not violate any applicable federal, state and local laws and regulations, including, without limitation, the laws, rules and regulations of the Securities and Exchange Commission related to LSF stock; (v) LSF has no agreements or other commitments which would interfere with LSF’s obligations hereunder, and (ix) LSF is a publicy-traded company in good standing with the Securities and Exchange Commission. In no event will Company, Ryan, or TSRS’s posting of any Content relieve LSF of its responsibilities under this section.

(c)    Company represents and warrants that Company, Ryan, and/or TSRS will comply with all applicable laws, rules and regulations in its performance of Services under this Agreement, including, but not limited to, the Federal Trade Commission’s “Guides Concerning the Use of Endorsements and Testimonials” http://www.ftc.gov/os/2009/10/091005revisedendorsementguides.pdf (“FTC Endorsement Guides”) and the FTC’s Native Advertising Guidelines https://www.ftc.gov/tips-advice/business-center/guidance/native-advertising-guide-businesses (“FTC Native Advertising Guidelines”). In accordance with the FTC Endorsement Guides, Ryan hereby agrees not to speak about or refer to LSF or LSF’s products or services, directly or indirectly, without disclosing that LSF paid for the Ryans’ Services, including, but not limited to when blogging or speaking about LSF or LSF’s Products on Ryan’s personal blog or social media sites (e.g., Facebook, Twitter, Instagram etc.) or if asked to speak in an editorial or expert capacity (including though live appearances or through any media) in any situation in which it is not obvious that the Ryan is acting on behalf of LSF. Ryan’s statements will reflect Ryan’s honest views and personal experiences with the LSF and/or its product(s) and service(s). In addition, pursuant to guidance from the Securities and Exchange Commission, Company, Ryan and TSRA must disclose the amount of all monetary compensation and the type and amount of all securities of LSF received from LSF or promised to Company from LSF when promoting LSF as a potential investment opportunity. The form of any such disclosure shall be mutually agreed by the LSF and Company but, at a minimum, will appear clearly and conspicuously and in close proximity to any statements Ryan and/or TSRS makes about LSF. In no event will LSF’s approval of any Content or activities relieve Company, Ryan or TSRS of their responsibilities under this section.

6.    Indemnification.

Company agrees to defend, indemnify and hold harmless LSF and its officers, directors, employees, business partners and agents (collectively, “LSF Entities”), from and against any and all claims, damages, obligations, losses, liabilities, costs or debt, and expenses (including but not limited to attorney’s fees) arising from: (a) Company’s breach of this Agreement and/or any of its representations and/or warranties included herein; (b) Company’s negligence or willful misconduct; (c) any unauthorized use, misappropriation, or direct or indirect infringement of any third party’s patent, copyright, trademark, trade secret or other proprietary right by Company’s Services or the Content and/or (d) any other acts or omissions by Company in connection with the Agreement. The indemnified party may, at its election, assume the defense, settlement, or other resolution of such claim with counsel of its own choosing at Company’s expense.

LSF agrees to defend, indemnify and hold harmless Company, Ryan, and TSRS from and against any and all claims, damages, obligations, losses, liabilities, costs or debt, and expenses (including but not limited to attorney’s fees) arising from (a) any information or materials provided by LSF to Company, Ryan or TSRS for use, when used as authorized and without modification and (b) LSF’s material breach of this Agreement.

7.    Release. Company hereby agrees, for himself, his executors and administrators, to release, waive, discharge, absolve, agree to hold harmless and covenant not to sue LSF Entities from and against any and all claims, suits, actions, demands, liabilities and damages of any kind whatsoever, including any claim due to distortion, optical illusion or faulty reproduction, arising out of or in connection with the use of such Content by LSF, including, without limitation, any and all claims for copyright infringement, invasion of privacy, violation of the right of publicity or of moral rights, and/or defamation. Without limitation of the foregoing, in no event will Company be entitled to, and Company waives any right to, enjoin, restrain, or interfere with use of that Content or the exploitation of any of LSF’s rights as provided herein.

8.    Relationship of Parties. Company’s relationship with LSF is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, joint venture or employment relationship. Company and Ryan will not be entitled to any of the benefits that LSF may make available to its employees. Company, Ryan and TSRS are not authorized to make any representation, contract, or commitment on behalf of LSF unless specifically requested or authorized in writing to do so by an authorized officer of LSF. Company is solely responsible for, and will file, on a timely basis, all commissions, payments to third parties or tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of the Services and receipt of fees under this Agreement.

9.    Confidential Information. Company acknowledges that Company may be provided with proprietary and confidential information that belongs to LSF, including information about contracts, costs, profits, markets, equipment, customers, relationships, sales, products, key personnel, pricing policies, operational methods, technical processes, marketing and advertising strategies, promotional materials, and other business affairs and methods, plans for future developments and other information not readily available to the public including the Terms of this Agreement (collectively, “Confidential Information”). Company agrees: (i) to keep secret all Confidential Information and not disclose such matters to anyone other than LSF or Company’s business and/or legal representatives on a need to know basis, except with LSF’s prior written consent; (ii) to refrain from making use of any of such Confidential Information for Company’s own purposes or the benefit of anyone other than LSF; (iii) use all commercially practicable efforts to safeguard the secrecy and confidentiality of the Confidential Information, and (iv) to deliver promptly to LSF at any time that LSF may so request, all Confidential Information (and all copies thereof) that is within Company’s custody or control. The above nondisclosure obligations shall not apply to information that now or in the future becomes available to the public, through no fault of Company. In the event Company does breach the nondisclosure obligations set forth in this Agreement, and without prejudice to any other remedies that may be available to LSF in law or equity, Company shall forfeit all rights to all fees and expenses that may have been paid to Company or which may otherwise be due to Company prior to the date of such breach.

10.    Injunctive Relief: Company acknowledges that the breach of the covenants contained in this Agreement may lead to irreparable harm to LSF that would be inadequately compensated by money damages. Accordingly, Company agrees that, in addition to any other legal remedies that may be available, temporary, and permanent injunctive relief against the threatened breach of the undertakings contained in this Agreement.

11.    Term and Termination

(a)    Term. This Agreement will have a term of one (1) year from the Effective Date set forth above (the “Initial Term”). LSF shall have the option of renewing this Agreement for successive one (1) year terms (each collectively with the Initial Term, the “Term”). Expiration of the Term of this Agreement shall not terminate outstanding SOWs validly entered into during the term of the Agreement.

(b)    Termination. Either party may terminate this Agreement immediately in the event of a material breach by the other party, which breach remains uncured for a period of fifteen (15) days after notice of such breach is delivered to the breaching party. Further, in the event that Company fails, neglects or refuses to perform any of the obligations to be performed by Company hereunder, or if Company, Ryan or TSRS commits any act which brings LSF or LSF’s product into public disrepute, contempt, scandal, or ridicule, or which insults or offends the general community to which LSF’s advertising materials are directed, or which might tend to injure the success of LSF or any of LSF’s products or services, then at the time of any such act or at any time after LSF learns of any such act, LSF shall have the right to immediately terminate this Agreement by written notice to Company to that effect. For clarity, Company’s failure to make disclosures in the manner set forth in the FTC Endorsement Guides or Exhibit C and/or as instructed by LSF shall be deemed a material breach of this Agreement. Similarly, If LSF decides to move in a direction presenting the company in a way that severely harms Company, Ryan, or TSRS, then Company shall have the right to immediately terminate this Agreement by written notice to LSF to that effect. In the event of an early termination of this contract for any reason except for termination by LSF pursuant to this Section 11(b), all earned compensation (as defined by various triggers, as set forth in Exhibit B), including cash and equity components, will be considered as fully vested as per the outlined schedule and owned by Company.

(c)    Survival. The rights and obligations contained in Sections 3 (“Intellectual Property Rights”), 5-7 (“Representations and Warranties; Indemnity; Release”), 9 (“Confidential Information”), 10 (“Injunctive Relief”), 11(c) (“Survival”), and 13 (“Miscellaneous”) will survive any termination or expiration of this Agreement.

12.    Force Majeure If at any time during this agreement Company is prevented from or hampered or interrupted or interfered with in any manner whatsoever in performing its duties hereunder (in whole or in part) or if Company in its reasonable discretion feels it is unsafe or unadvisable to perform any of its duties hereunder (in whole or in part), by reason of any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not valid), act of God, earthquake, fire, flood, viral epidemic or pandemic (or threat thereof) or other widespread illness, government requisitions or regulations on travel, quarantine, accident, explosion, casualty, lockout, boycott, strike, labor controversy (including but not limited to threat of lockout, boycott or strike), riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention of military forces, act of public enemy, embargo, delay of a common carrier, inability without default on LSF’s part to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of its business; or by reason of any cause beyond Company’s reasonable control (each of the foregoing being herein referred to as an “event of force majeure”), such non-performance shall be excused and not be deemed to be a breach of this Agreement. In the case of such an event of force majeure, the parties agree to negotiate in good faith to (a) reschedule the impacted portion(s) of the Services for a mutually agreed upon time and date, or (b) agree on replacement “make good” services for the impacted portion(s) of the Services. If after such good faith negotiations, the parties are unable to agree on a rescheduled date or make good services, then it is understood and agreed that either party may cancel the impacted portion(s) of the Services and there shall be no claim for damages by either party. LSF shall pay to Company a pro rate portion of the Fee for Company’s services actually performed.

13.    Miscellaneous

This Agreement shall be governed by and interpreted in all respects in accordance with the substantive laws of the State of Colorado without regard to its choice of law provisions. Company agrees that any disputes directly or indirectly arising out of or relating to this Agreement shall be resolved exclusively in the state or federal courts in and for Boulder, Colorado. Company hereby irrevocably consents to such venue and to the exclusive jurisdiction of any such court over any such dispute. If any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provision herein. LSF may assign this Agreement without Company’s written consent. This Agreement along with the Exhibits set forth the entire agreement of the parties with respect to the subject matter hereof, may not be changed except by an instrument in writing signed by both parties and supersedes any and all prior agreements between the parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be construed as a single instrument. This Agreement may be executed by facsimile or other electronic transmissions, and signatures on any facsimile or electronic transmission copy hereof shall be deemed authorized original signatures.

Any notices to be given hereunder by either party to the other may be made either by personal delivery, by overnight courier with signature proof of delivery, or by registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed to the parties at the following addresses:

LSF:

Laird Superfood

ATTN: General Counsel

5303 Spine Road, Suite 204

Boulder, CO 80301

Company:

KP River Birch LLC

c/o Shackelford, Bowen, McKinley & Norton LLP

Attn: Christian Barker, Esq.

[*****]

Each party may change the above address by written notice in accordance with this paragraph. Notices shall be deemed communicated as of the date of actual receipt.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

KP RIVER BIRCH LLC	LAIRD SUPERFOOD
By: [*****]	By: /s/ Steve Richie
Title: [*****]	Title: General Counsel and Secretary
Print Name: [*****]	Print Name: Steve Richie
Date: 8/1/2023	Date: 8/3/2023

INDUCEMENT & GUARANTEE

EXHIBIT A

SERVICES/CONTENT/LICENSE PERIOD

EXHIBIT B

CASH COMPENSATION

[*****]

EQUITY COMPENSATION

Upon the effectiveness of this Agreement, LSF will grant Company:

- 100,000 LSF RSU’s

- 300,000 LSF stock options with (a) a strike price set at the lesser of the closing stock price at market close the day prior to the effective date of this agreement, or $1.00, and (b) a ten year expiration. It is the parties’ expectation that these stock options can and will be exercised by a cashless same-day-sale process and LSF is not aware of any reason such process will not be available.

[*****]During the term of this Agreement, including any renewals or extension, Company will receive an additional 100,000 LSF RSUs when the LSF stock price reaches the following thresholds for a volume-weighted period of 10 consecutive days or more than 15 non-consecutive days within any 30 day period: $2.00, $3.00, $4.00, $5.00, $6.00, and $7.00.

Equity Conditions:

- A registration statement will need to be filed with the SEC for all equity awards issued, covering the resale by Company or his permitted assigns of the shares underlying the equity awards. The timing, terms and conditions for such awards to be determined with the assistance of outside securities counsel.

- The signing bonus shares will be issued as restricted stock units that will vest 25% per quarter. In the event LSF terminates this Agreement pursuant to Section 11(b) during the first year, unvested RSUs will be forfeited.

[*****]

SCHEDULE 1 TO

EXHIBIT B

Representation Letter

SCHEDULE 2 TO
EXHIBIT B
LETTER OF DIRECTION

EXHIBIT C

LSF’s Influencer Policy